Exhibit 99.1

 Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH PROVIDES FOURTH
QUARTER FISCAL 2005 AND FISCAL 2006 OUTLOOK

Wayne, PA – April 14, 2005 – Triumph Group, Inc. (NYSE: TGI) today provided an update on fourth quarter fiscal 2005 and a preliminary outlook for fiscal 2006.

At the end of the fourth quarter fiscal 2005, the company completed the previously announced sale of the assets related to its industrial gas turbine (“IGT”) business for net book value and finalized the sale of its discontinued operations, generating $9.8 million of cash in the quarter and bringing the total cash generated from both transactions to $26 million.  In order to fulfill unfinished orders and to provide customers with a seamless transition, the company had to operate the IGT business up to the completion of the sale at the end of March, resulting in a loss for the quarter.  In addition, the quarter’s results were adversely impacted by unexpected IGT restructuring charges and related inventory write downs, legal expenses related to the previously announced trade secret litigation and regulatory expenses associated with Sarbanes-Oxley compliance.  The company expects that these charges will impact the diluted earnings per share by approximately 26 cents per share and cause fourth quarter results to be lower than Wall Street analysts’ estimates.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “While our actions related to exiting the IGT business and selling our non-core assets had an unexpected adverse impact on operating results in the short term, we are positioned to execute our growth strategy for our aerospace business.  Capitalizing on the continued strengthening of the commercial and military markets and benefiting from the increased volume related to recent new business wins will provide the foundation for profitable growth in fiscal 2006 and beyond.”

The company has recently received several important new contract awards including:

•                  A contract between its subsidiary, Triumph Gear Systems-Macomb, and General Electric to provide the inlet gearbox as well as specific related spare parts for the CFM56 engine program for the life of the program.  The Boeing 737 and Airbus A318, A319, A320, A321 and A340-200/-300 aircraft are the primary platforms for the CFM56 engine.  The agreement has an estimated value of up to $300 million based upon current market forecasts.

-More-

•                  A five-year contract between its subsidiary, Triumph Precision Castings Co., and the U.S. Army TACOM to provide first stage rotor blades for the AGT 1500 gas turbine propulsion engine used on the M1A1 Abrams tank.  The contract has an estimated value of $32.9 million with production scheduled to start in November 2005.

Regarding the outlook for the upcoming year, Mr. Ill stated, “The continued improvement of our aerospace business along with our recent awards should produce sales in the range of $700 to $750 million and earnings per share for the year of $1.75 to $2.00, with quarterly results sequentially improving during the year.”

As previously announced, Triumph will hold a conference call today at 9:00 a.m. (EDT) to discuss this announcement.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  In addition, an audio replay will be available from April 14 until April 21 by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode # 687078.

Triumph will release its fourth quarter and year end results for fiscal 2005 in a press release on Friday, May 6, 2005 before the market opens and will hold a conference call to discuss results on Friday, May 6, 2005 at 10:00 a.m. (EDT).

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of aircraft and aircraft components as well as commercial, military and air cargo customers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to expectations of the final amount of the fourth-quarter charges described in this release and their impact on earnings, the company’s positioning for future growth, expectations of growth in the aerospace industry, estimates of the value of recent contract awards, and expectations for sales, earnings per share and sequential growth in fiscal 2006.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2004.